EXHIBIT  23.1

                           Chang G. Park, CPA, Ph. D.
     * 2667 CAMINO DEL RIO S. PLAZA B * SAN DIEGO * CALIFORNIA 92108-3707 *
       * TELEPHONE (858)722-5953 * FAX (858) 761-0341 * FAX (858) 764-5480
                         * E-MAIL changgpark@gmail.com *


August 11, 2010


To Whom It May Concern:

The firm of Chang G. Park, CPA consents to the inclusion of our report of June 16, 2010, except for Note 9, as to which date is July 22, 2010, on the audited financial statements of I-Web Media, Inc. as of May 31, 2010 in the Form 10. filed by I-Web Media, Inc. with the U.S. Securities and Exchange Commission.

Very truly yours,


/s/ Chang G. Park
----------------------------
Chang G. Park, CPA




        Member of the California Society of Certified Public Accountants
          Registered with the Public Company Accounting Oversight Board